UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 7, 2010

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Appointment of New Director

On July 7, 2010, the Board of Directors (the “Board”) of SunOpta Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee of the Board (in its capacity as the Nominating Committee), appointed Alan D. Murray to fill an existing vacancy on the Board. Mr. Murray will serve as a director for a term that expires at the close of the Company’s next annual meeting of shareholders. Mr. Murray has not yet been appointed to serve on any of the committees of the Board.

Mr. Murray was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person and there are no transactions between Mr. Murray and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Murray will be compensated for his service on the Board on the same basis as each of the Company’s other non-employee directors. In addition to annual grants of options, directors who are not employees of the Company receive an annual retainer of C$30,000, a directors fee of C$1,500 for each Board meeting attended in person as well as C$750 for participating in committee meetings and telephone meetings. These amounts are converted to U.S. dollars for U.S. resident directors based on the exchange rate on the day of payment. In addition, all directors are reimbursed for travel and administrative expenses to attend meetings and to manage their Board responsibilities. A more detailed description of compensation of directors of the Company was previously reported in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2010.

Item 7.01.	Regulation FD Disclosure.

On July 8, 2010, in connection with the appointment of Mr. Murray as a director of the Company, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

Date: July 12, 2010	By:	/s/ John Dietrich
John Dietrich
Vice President, Corporate Development

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 8, 2010 regarding the appointment of Alan D. Murray to the Board of Directors